Exhibit 5.1

March 20, 2007

Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington, 98052

Attn: Thomas M. Walker

Re: Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) of Microvision, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of 13,437,500 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

We have acted as counsel for the Company in connection with the registration of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the terms of the securities exercisable for the Shares, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP